Exhibit 99.1

News Release	An Exelon Company

Contact:	Tabrina Davis	FOR IMMEDIATE RELEASE
ComEd Media Relations
312-394-3500
ComEd Files Plan to Help Customers Transition to New Rates
Proposal would phase in rate increase while ensuring ComEd’s financial viability
CHICAGO (May 23, 2006) With electricity rates increasing across the country, ComEd today will file a detailed proposal for easing the impact on residential customers of rate increases planned for January 2007. While ComEd has discussed its proposal for phasing in rate increases for some time, today’s filing with the Illinois Commerce Commission (ICC) allows the plan to be considered in a formal, separate proceeding.
Electricity rates are rising across the country, largely due to increases in natural gas and other energy sources that power electric generating plants. Since 1997, Illinois residential rates have been reduced 20 percent and frozen through 2006. Starting in 2007, ComEd’s costs to buy wholesale electricity will increase after new electricity contracts are established through an ICC-approved competitive procurement process planned for later this year.
ComEd is concerned about the effects rate increases will have on customers – especially low-income customers. ComEd’s residential rate stabilization proposal would cap average residential increases to 8 percent, 7 percent and 6 percent in 2007, 2008 and 2009, respectively. Costs that exceed the caps would be deferred and recovered over three years, from 2010 to 2012. ComEd is the only stakeholder to the process to have developed a specific plan for helping customers transition to market rates in 2007.
“We believe this rate stabilization proposal is the best way to help temper the transition to market rates for our customers,” said Frank M. Clark, ComEd chairman and CEO. “The proposal phases in the necessary increases over time, while protecting ComEd’s ability to responsibly maintain the electricity infrastructure at the lowest possible costs to consumers.”
The plan could terminate early under certain limited circumstances. A termination clause would go into effect if ComEd’s financial condition becomes severely distressed and its senior unsecured credit rating for at least one of the three major credit rating agencies falls below investment grade. This protects ComEd’s ability to provide reliable electricity service to customers. A financially stable and credit-worthy ComEd is necessary to assuring reliable service at affordable rates.
ComEd’s average residential rates are comparable to or lower than those of most major U.S. cities, including Boston, New York, Los Angeles, San Francisco, Philadelphia and Detroit. The average rate for the top 10 metropolitan areas is 38 percent higher than ComEd’s average residential rate, and the national average residential rate is 11 percent higher than ComEd’s. Even with a rate increase, electricity will continue to be a significant value for Illinois customers.
The residential rate stabilization proposal will be a part of a comprehensive, multi-faceted initiative designed to ease the customer impact as Illinois transitions to new electricity rates. While the program is currently under development, other components under consideration include a low-income assistance program, energy efficiency initiatives, demand response and environmental programs. Details on these program components will be released this summer.
- more -

Later this year, ComEd will participate in the Illinois auction to buy power it needs to serve customers in 2007. The auction was designed with several features to protect consumers and promote competition. For example, a diverse portfolio of suppliers is assured because no single supplier can win more than 35 percent of ComEd’s load at auction. Also, the staggered contracts feature of the auction will reduce exposure to volatility in the wholesale market.
###
Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.2 million customers and more than $15 billion in annual revenues. ComEd provides service to approximately 3.7 million customers across Northern Illinois, or 70 percent of the state’s population.